InspireMD Reports Financial Results For Period Ended March 31, 2013

- Revenue increased 33% over prior year -

- Several key milestones achieved -

BOSTON and TEL AVIV, MAY 8, 2013 — InspireMD, Inc. ("InspireMD" or the "Company") (NYSE MKT: NSPR), a leader in embolic protection stents, today announced financial results for the three month period ended March 31, 2013, the third quarter of its 2013 fiscal year.

Revenue for the period increased by 33% over the March 31, 2012 quarter, reflecting the impact of several new marketing initiatives leveraging positive validation from the MASTER I trial of the Company’s MGuard™ Embolic Protection Stent (EPS™) published in the November 6, 2012 edition of the peer-reviewed Journal of American College of Cardiology (JACC), Vol. 60, No. 19. Authors of the study concluded that, "among patients with acute STEMI (ST Segment Elevation Myocardial Infarction) undergoing emergent PCI enrolled in the present multicenter, randomized, controlled trial, the MGuard Embolic Protection Stent (EPS) compared to standard metallic stents resulted in superior rates of epicardial coronary flow and complete STR, with trends present toward reduced microvascular obstruction, infarct size and mortality."

Alan Milinazzo, President and CEO of InspireMD, said, “Since joining the Company on January 3rd, we have made significant progress in key strategic areas of the business. In addition to a solid increase in quarterly revenues, we obtained the CE Mark for our carotid stent and we strengthened our board and executive management team. Momentum continued in April as we re-capitalized the Company, uplisted to the NYSE MKT and received regulatory approval to begin enrolling patients in our MASTER II clinical trial. These achievements represent a very good start to 2013 and we expect to continue to deliver strong results on multiple fronts throughout the year.”

Financial Highlights for the Quarter Ended March 31, 2013

—Revenue for the quarter ended March 31, 2013 totaled $1.5 million, an increase of 33% over the $1.1 million recorded in the same period in 2012. The increase was the result of improved selling activities in key European countries.

—Gross profit for the March 31, 2013 period increased 49% to $840,000, compared to $564,000 for the March 31, 2012 period. The increase was due to higher revenue and gross margins, which increased from 50% to 55% due to a higher average selling price and lower cost per unit sold.

—Total operating expenses for the March 31, 2013 period were $4.1 million, compared to $3.7 million in the March 31, 2012 period, an increase of $400,000. With enrollment for the MASTER I trial completed, as well as a timing gap between the pre-clinical phase and the start of the recruitment phase of the FDA trial, R&D expenses for the March 31, 2013 period decreased by approximately $500,000, or 33%, compared to the March 31, 2012 period. This decrease was offset by an 81% increase in sales and marketing expenses as we expanded our sales activities worldwide, and a 23% increase in G&A expenses due mainly to an increase in share-based compensation and salary expenses.

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—The loss from operations for the March 31, 2013 period was $3.2 million, compared to $3.1 million for the March 31, 2012 period.

—The net loss for the period ended March 31, 2013 totaled $4.9 million, or $0.27 per basic and diluted share, compared to a net loss of $3.1 million, or $0.18 per basic and diluted share in the period ended March 31, 2012. The increased net loss for the quarter just ended resulted primarily from a roughly $400,000 increase in operating expenses, and $1.7 million in financial expenses related to debenture amortization costs and anti-dilution rights expenses. The weighted average number of shares of common stock used in computing net loss per share (basic and diluted) was 18.2 million for the quarter ended March 31, 2013, and 17 million for the quarter ended March 31, 2012.

—At March 31, 2013, cash and cash equivalents was approximately $2.5 million, compared to $10.3 million at June 30, 2012. On April 16, 2013, the Company completed an underwritten public stock offering, providing net proceeds of approximately $22.6 million.

Key Activities; March 31, 2013 Period

Alan Milinazzo, a 15-year veteran of the interventional cardiology industry, joined InspireMD on January 3rd as President, Chief Executive Officer and a member of the board. Mr. Milinazzo was instrumental in the launch of ENDEAVOR, Medtronic, Inc.’s first drug eluting stent platform which has since generated more than $1 billion in revenue. He previously spent 12 years in executive positions at Boston Scientific Corporation, another major stent producer, serving as Vice President of Marketing at its $200 million SCIMED European unit, responsible for product launches, clinical programs and regulatory strategies. Most recently he served as President and Chief Executive Officer of Nasdaq-listed Orthofix International N.V., a position he was promoted to in 2006 after being hired a year earlier as Chief Operating Officer. During his tenure at Orthofix, he transformed it into a category leader in novel spine and orthopedic stem cell therapy. Total company revenue grew from $300 million to $580 million and profits nearly doubled.

Since joining InspireMD, he has been instrumental in completing a $25 million equity raise, and in leading the creation of new sales, marketing and corporate strategies; goals and programs intended to position the Company for near and long-term growth as a leader in the worldwide stent market.

—The Company continues to strengthen its commercial activities with an expanded sales and marketing organization and new distributor relationships, in order to leverage the MASTER I trial’s initial outcomes, MGuard EPS product line expansions and new regulatory approvals.

—Michael Berman, a former Group President and Executive Committee member of Boston Scientific, joined InspireMD’s board of directors in February. Since leaving Boston Scientific, he co-founded or was a founding director of seven medical technology companies, three of which sold for more than $350 million, plus $100 million in contingent payments.

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—The Company received CE Mark approval for its self-expanding Nitinol carotid EPS, further validating the MGuard MicroNet technology and strengthening its distributor and partnership strategy in the near term.

Recent Events

—On April 16, the Company completed an underwritten public offering of 12.5 million common shares, raising net proceeds of approximately $22.6 million. A portion of the proceeds were used in connection with the retirement of the Company’s outstanding debentures and the Company intends to use the balance of the proceeds to support the worldwide commercialization of the MGuard EPS, to pursue FDA approval in the U.S. of the MGuard EPS and for general corporate purposes. Concurrent with this funding, the Company’s shares commenced trading on the NYSE MKT.

—On April 19, Gwen K. Bame joined the Company as Vice President of Corporate Development, a new position created to strengthen the Company’s focus on executing strategic programs and partnerships designed to meet the Company’s ambitious global growth objectives. Ms. Bame, who previously held executive positions with Boston Scientific and Covidien, is expected to identify and negotiate in/out licensing agreements, analyze strategic partnerships and structure joint ventures worldwide.

—On April 23, the Company announced it received approval with conditions from the FDA to commence a pivotal trial in support of its IDE application. An approval with conditions indicates the FDA concurs with the overall trial design and, while minor details are being finalized, it allows the Company to initiate enrollment in the randomized MASTER II IDE trial of patients suffering from ST Elevation Myocardial Infraction (STEMI). The principal investigators for the 1,114-patient trial, which will be conducted at 70 sites in the U.S. and Europe, will be Gregg Stone, MD, of the Cardiovascular Research Foundation in New York and Jose P.S. Henriques, MD, of the Academic Medical Center Amsterdam in The Netherlands.

Upcoming Events

InspireMD will host a symposium with key opinion leaders to review six month follow up data from the Company’s multi-center MASTER trial of the MGuard Embolic Protection Stent. The meeting will take place at the EuroPCR meeting in Paris, France on Thursday, May 23rd at 12:00pm Paris time.

About Stenting and MGuard™ EPS™

Standard stents were not engineered for heart attack patients. They were designed for treating stable angina patients whose occlusion is different from that of an occlusion in a heart attack patient.

In acute heart attack patients, the plaque or thrombus is unstable and often breaks up as the stent is implanted causing downstream blockages (some of which can be fatal) in a significant portion of heart attack patients.

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The MGuard EPS is integrated with a precisely engineered micro net mesh that prevents the unstable arterial plaque and thrombus (clots) that caused the heart attack blockage from breaking off.

While offering superior performance relative to standard stents in STEMI patients with regard to ST segment resolution, the MGuard EPS requires no change in current physician practice - an important factor in promoting acceptance and general use in time-critical emergency settings.

About InspireMD, Inc.

InspireMD is a medical device company focusing on the development and commercialization of its proprietary stent system technology, MGuard. InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

MGuard EPS is CE Mark approved. It is not approved for sale in the U.S. by the Food and Drug Administration (FDA) at this time.

Forward-looking Statements:

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multi-national companies, (v) product liability claims, (vi) our limited manufacturing capabilities and reliance on subcontractors for assistance, (vii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (x) our reliance on single suppliers for certain product components, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Transition Report on Form 10-K/T and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Financial Tables Follow

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CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(U.S. dollars in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012

Revenues	$1,514	$1,138	$3,373	$4,416
Cost of Revenues	674	574	1,451	2,046

Gross Profit	840	564	1,922	2,370

Operating Expenses:
Royalties buyout expenses			918
Other research and development expenses	907	1,349	3,109	2,730
Selling and marketing	804	445	2,412	1,373
General and administrative	2,340	1,896	6,341	11,780

Total operating expenses	4,051	3,690	12,780	15,883

Loss from Operations	(3,211)	(3,126)	(10,858)	(13,513)

Expenses related to revaluation of contingently redeemable warrants and others, net	402		106
Expenses related to interest on convertible loan and other financial expenses (income)	1,290	(11)	3,316	136

Loss before tax expenses (income)	(4,903)	(3,115)	(14,280)	(13,649)

Tax Expenses (income)	(18)	25	31	7

Net Loss	$(4,885)	$(3,140)	$(14,311)	$(13,656)

Net loss per share – basic and diluted	$(0.27)	$(0.18)	$(0.81)	$(0.82)

Weighted average number of shares of common stock used in computing net loss per share – basic and diluted	18,196,083	17,044,737	17,662,175	16,596,379

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CONSOLIDATED BALANCE SHEETS (2) (U.S. dollars in thousands)

	March 31, 2013	June 30, 2012
ASSETS

Current Assets:
Cash and cash equivalents	$2,514	$10,284
Restricted cash	91	37
Accounts receivable:
Trade	2,146	1,824
Other	278	264
Prepaid expenses	91	93
Inventory:
On hand	1,982	1,744
On consignment		63

Total current assets	7,102	14,309

Property, plant and equipment, net of accumulated depreciation and amortization	467	462

Other non-current assets:
Deferred issuance costs	951	961
Funds in respect of employee rights upon retirement	380	282
Royalties buyout	897

Total other non-current assets	2,228	1,243

Total assets	$9,797	$16,014

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	March 31, 2013	June 30, 2012
LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accruals:
Trade	$416	$441
Other	2,885	2,925
Advanced payment from customers	177	174
Deferred revenues	10	10
Convertible loan	7,385

Total current liabilities	10,873	3,550

Long-term liabilities:
Liability for employees rights upon retirement	495	354
Convertible loan		5,018
Contingently redeemable warrants and others	1,832	1,706

Total long-term liabilities	2,327	7,078

Total liabilities	13,200	10,628

Equity (capital deficiency):
Common stock, par value $0.0001 per share; 125,000,000 shares authorized; 18,204,796 and 17,040,040 shares issued and outstanding at March 31, 2013 and June 30, 2012.	2	2
Additional paid-in capital	54,628	49,106
Accumulated deficit	(58,033)	(43,722)

Total equity (capital deficiency)	(3,403)	5,386

Total liabilities and equity (less capital deficiency)	$9,797	$16,014

(1) All 2013 financial information is derived from the Company’s 2013 unaudited financial statements and all 2012 financial information is derived from the Company’s 2012 unaudited financial statements, as disclosed in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 7, 2013.

(2) All March 31, 2013 financial information is derived from the Company’s 2013 unaudited financial statements and all June 30, 2012 financial information is derived from the Company’s 2012 audited financial statements, as disclosed in the Company’s Transition Report on Form 10-KT, filed with the Securities and Exchange Commission on September 11, 2012.

For additional information:

InspireMD Desk

Redington Inc.,
+1-212-926-1733
+1-203-222-7399
inspiremd@redingtoninc.com

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